Exhibit 10.9

2008 Senior Management Incentive Bonus Plan

Participants:          Marc D. Grodman, MD, CEO

Howard Dubinett, COO

Sam Singer, CFO

Charles T. Todd, Sr. VP Marketing & Sales

John Littleton, VP Sales

Warren Erdmann, VP Operations

Sally Howlett, VP Billing

Nick Papazicos, VP Financial Operations

Nick Cetani, VP Laboratory Director

James Weisberger, MD, CMO

Maryanne Amato, Director, Genpath

Cory Fishkin, COO CareEvolve

Richard L. Faherty, CIO

Proposed Plan:

A.	The Senior Management Incentive Bonus Plan will be based on Operating Income as a per cent of Total Net Revenues pursuant to the standard financial documents of the Company.

B.	There will be one class of participation.

C.	Operating Income shall consist of the Total Operating Income (hereinafter referred to as “TOI”) for the Entire Company including all divisions and subsidiaries.

D.

In the event that TOI shall be equal to or greater than 10.50%, then and in such event, the participants will be entitled to a bonus based on the participant’s annual gross wages exclusive of any bonus, option exercise, auto expense charge-back, or other unearned revenue, pursuant to the following schedule:

If TOI is greater than	and less than	Percent Bonus
10.49%	11.00%	10%
11.00%	11.51%	15%
11.50%	12.00%	20%
12.00%	12.51%	25%
12.50%	13.00%	30%
13.00%	13.51%	35%
13.50%	14.00%	40%
14.00%	14.51%	45%
14.50%		50%

E.	The maximum bonus to be paid under this program will be 50% of annual wages regardless of TOI.